Exhibit 99.1

FOR RELEASE Wednesday, May 14, 2008

Investor Contact:	Media Contact:
Tomoyuki Ooue (Takeda)	Seizo Masuda (Takeda)
(011-81) 3-3278-2301	(011-81) 3-3278-2037
tomoyuki_ooue@takeda.co.jp	masuda_seizo@takeda.co.jp

Kyle Kuvalanka (Millennium)	Karen Gobler (Millennium)
(617) 761-4734	(617) 444-1392
kyle.kuvalanka@mpi.com	karen.gobler@mpi.com

TAKEDA COMPLETES ACQUISITION OF MILLENNIUM

OSAKA, Japan, and CAMBRIDGE, Mass., USA - MAY 14, 2008 —Takeda Pharmaceutical Company Limited (“Takeda”, TSE: 4502) and Millennium Pharmaceuticals, Inc. (“Millennium”, Nasdaq: MLNM) today announced the completion of Takeda’s acquisition of Millennium for US$25.00 per share in cash.  Takeda completed the acquisition through a tender offer and subsequent merger of a wholly-owned subsidiary of Takeda into Millennium.  Millennium is now a wholly-owned subsidiary of Takeda.

“The successful completion of this transaction underscores our ongoing commitment to becoming a global leader in oncology by delivering novel therapies that improve the standards of care for patients.  Additionally, the Millennium clinical trial programs for irritable bowel disease (IBD) will enhance our GI franchise. We look forward to a successful transition by working closely with the talented Millennium employees now that they are part of Takeda,” said Yasuchika Hasegawa, President of Takeda Pharmaceutical Company Limited.

“As part of the Takeda Group, Millennium will continue its commitment to developing breakthrough medicines that will benefit patients around the world. Millennium is excited to serve as Takeda’s global center for oncology as we work with our new colleagues at Takeda to drive scientific excellence and create a world-class pipeline and products,” said Deborah Dunsire, M.D., President and Chief Executive Officer of Millennium.

As a result of the merger, each outstanding share of Millennium common stock not validly tendered and accepted for payment in the tender offer (other than any shares in respect of which appraisal rights are validly exercised under Delaware law and any shares owned by Millennium, Takeda or any of their subsidiaries) was converted into the right to receive the same US$25.00 cash per share price paid in the tender offer. Effective after the close of market today, trading in Millennium common stock on the Nasdaq Global Select Market will cease.

UBS Investment Bank acted as exclusive financial advisor and Edwards Angell Palmer & Dodge LLP acted as legal advisor to Takeda. Goldman, Sachs & Co. acted as exclusive financial advisor and WilmerHale acted as legal advisor to Millennium.

Cancellation of Millennium’s 2008 Annual Meeting of Stockholders

Millennium also announced today that, as a result of its acquisition by Takeda, the 2008 annual meeting of stockholders, previously scheduled for Thursday, May 22, 2008, has been cancelled.

About Takeda

Founded in 1781 and located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, http://www.takeda.com.

About Millennium

Millennium, a Takeda Company, and a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates.  Millennium research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation.  By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Additional information about Millennium is available through its website, www.millennium.com.

Forward-Looking Statements  This press release contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including:  any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: Takeda’s ability to successfully integrate the two companies and their products; customer acceptance of the companies’ combined products, Takeda’s ability to retain key employees; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Millennium’s or Takeda’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Millennium, as well as the tender offer documents filed by Mahogany Acquisition Corp. and the Solicitation/Recommendation Statement filed by Millennium.  Neither Millennium nor Takeda undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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